Eastern Light Capital Announces 2008 Financial Results

SAN FRANCISCO, CA -- (Marketwire - April 20, 2009) - Eastern Light Capital, Incorporated ("ELC") (AMEX: ELC), a specialty lender organized as a real estate investment trust ("REIT"), announced 2008's fourth quarter and twelve month financial results. ELC reported a net loss of $636,328 ($(1.68) basic and diluted per share) for the three months ended December 31, 2008 and a net loss of $619,718 ($(1.64) basic and diluted per share) for the twelve months ended December 31, 2008, as compared to a net loss of $1,902,361 ($(5.00) basic and diluted) and a net loss of $2,939,689 ($(7.73) basic and diluted), respectively, for the like periods in 2007. Revenues were reported as $131,337 for the three months ending December 31, 2008 and $656,578 for the twelve month period ending December 31, 2008, as compared to $212,183 and $1,114,958 for like periods in 2007.

During 2008, ELC's revenues contracted due to the continued reduction of the mortgage loan portfolio balance, borrower delinquencies and foreclosures. As of December 31, 2008 and 2007, the mortgage loan portfolio balance totaled $5,460,948 and $11,144,365, respectively while real estate owned totaled $2,596,494 and $1,804,826, respectively. Previously, Richard Wrensen, CEO and Chairman, observed that "Declining residential values may continue until mid-2009 or longer and require additional loan loss reserves." These reserves were taken in the fourth quarter of 2008.

The accelerating decline of residential real estate values and the uncertainty of the collectability of mortgage loan principal required the increased provisions for loan losses. 2008's fourth quarter operating results included a $487,000 provision for loan losses and a $281,000 REO write-down.

About Eastern Light Capital

ELC is a specialty lender, organized as a REIT that has invested in high yielding, mortgage loans located primarily in California. Until 2007, ELC was externally managed. Historically, only residential loans with a combined loan-to-value of 75% or less were originated for ELC's mortgage investment portfolio. Due to the suspension of ELC's mortgage banking business, unsold mortgages with a loan-to-value greater than 75% were transferred to ELC and are currently part of ELC's core portfolio. ELC is examining strategic changes to its existing business model and investment policies to restore profitability and enhance shareholder value.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. ELC's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of ELC's investments and unseen factors. As discussed in ELC's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:
Eastern Light Capital, San Francisco
Gregory Bronshvag
Vice President and Corporate Secretary
415-693-9500 x101
IR@caitreit.com
www.caitreit.com